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                                                                    EXHIBIT 10.1

April 15, 1999


Mr. Leroy M. Sloan
207 Emile Zola Drive
Cary, North Carolina  27511

Dear Leroy:

This letter confirms our offer to you of employment by PSINet Inc. (the "Company"), and sets forth the terms and conditions which shall govern such employment as outlined below. This offer is subject to satisfactory completion of reference checks and ratification by the Company's Board of Directors, but otherwise shall remain open until 6:00 PM on Monday, April 19, 1999.

1.   EMPLOYMENT.

a) The Company agrees to employ you as Vice President of Customer Administration, reporting to the Chief Operating Officer (COO) of the Company or his designee. This is a corporate officer position and as an officer of the Company you must stand for election by the Board of Directors each year. You accept the employment and agree to begin work on or before Monday, April 26, 1999, and remain in the employ of the Company, and, except during vacation periods and sickness, to provide during standard business hours a minimum of forty (40) hours per week of management services to the Company, as determined by and under the direction of the COO.

b) During our employment you will, except during vacations, periods of illness, and other absences beyond your reasonable control, devote your best efforts, skill and attention to the performance of your duties on behalf of the Company.

2. TERM OF EMPLOYMENT. The term of the employment shall commence on Monday, April 26, 1999, and shall continue for a period of one (1) year.

3.   COMPENSATION.

a) BASE SALARY. The Company shall pay you a base salary at the rate of $175,000 per annum. Your base salary shall be subject to additional increases at the discretion of the COO. Your base salary shall be payable in such installments as the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with you.

b) BONUS COMPENSATION. The Company will pay you a bonus upon the successful completion of the objectives established for your performance, which will be measured on or about December 31, 1999. The performance criteria will be issued separately by the COO, and may be changed, with mutual fairness, from time to time as situations develop. The target bonus for the period ending December 31, 1999 (start date through December 31, 1999) will be a total of up to $50,000. Separate criteria will be established for your entitlement for the year starting January 1, 2000.

c) NONQUALIFIED STOCK OPTIONS. Effective upon your start date as a consultant to the Company, PSINet Inc. shall grant you options, subject to Board approval, to purchase 50,000 shares of PSINet Inc.'s common stock (the "Options") pursuant to its Executive Stock Incentive Plan (the "Plan"). Such Options shall be evidenced by an option agreement in such form as required by the Plan. Among


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other terms and provisions prescribed by the Plan, the option agreement shall provide that (a) the exercise price of the Options shall be the price per share of the Company's common stock as reported by the NASDAQ Stock Market at the close of business on the date of grant, (b) the Options shall not be exercisable after the expiration of ten (10) years from the date such Options are granted, and (c) the stock shall vest ratably, monthly, over forty-eight (48) months, provided that for each month's vesting purposes you continue to be retained as a consultant or be employed full time by the Company or one of its subsidiaries during such month, and provided that the Company's Board of Directors ratifies, no less often than annually, that you have met the performance standards and criteria set for you for the preceding period. You also may be eligible to receive additional options periodically during your employment by the Company.

4. EMPLOYEE BENEFITS. You shall be provided employee benefits, including (without limitation) 401(k), four (4) weeks' paid vacation, and life, health, accident and disability insurance under the Company's plans, policies and programs available to employees in accordance with the provisions of such plans, policies, and programs.

5. RELOCATION PACKAGE. Your "target" date for completing your relocation to the Greater Washington, D.C. area shall be Monday, September 6, 1999. Prior to that time, but ending when you complete your relocation, the Company shall pay for airfare for your roundtrip travel, twice per month, from North Carolina to Washington, D.C. (business class fare rate), and will provide you with a hotel suite/apartment in the Herndon, Virginia area. The Company will also provide you with a relocation allowance of up to $50,000 to assist you in relocating your residence from North Carolina to the Greater Washington, D.C. area. The relocation allowance will include reasonable expenses of sale, moving, interim living and resettlement into the new home. Income taxes will be withheld from this sum. You may be eligible for a refund of some portion of the taxes withheld upon filing your current year's US tax return. Should you voluntarily terminate your employment with PSINet within one (1) year from the date you commence employment at our Virginia offices, you agree to reimburse PSINet for the entire sum of this allowance within ninety (90) days of your date of termination.

6.   TERMINATION.

a) Your employment with the Company may be terminated by the Company at any time for "Cause" as defined in Section 6(c) hereof. Upon such termination, the Company will provide written notice whether it has elected to use the non-competition restrictions set forth in Section 7(a) hereof. Your employment may also be terminated by the Company at any time without Cause provided the Company shall have given you thirty (30) days' prior written notice of such termination. That written notice must state whether the Company has elected to use the non-Competition restriction (which decision may not be rescinded). If you are terminated by the Company without cause within the initial one (1) year term of your employment, you will be paid one hundred eighty (180) days' severance pay. In addition, your employment may be terminated by you at any time for any reason, provided you shall have given the Company at least thirty (30) days' prior written notice of such termination. By the thirtieth day the Company must notify you in writing whether it has elected to use the non-Competition restriction. Such decision may not be rescinded. Failure of the Company to so notify you shall result in the non-Competition restriction not being in place.

b) Subject to your compliance with your obligations under Section 7 hereof, in the event that your employment terminates or is terminated by you or the Company for any reason other than for Cause, and the Company has elected to use the non-Competition restriction, you shall be entitled, for a period of twelve (12) months after termination of employment, to the following (collectively, the "Termination Payments"): (i) your then current rate of base salary as provided in Section 3; (ii) all life insurance and health benefits, disability insurance and benefits and reimbursement theretofore being provided to you; and (iii) Company contributions, to the extent permitted by applicable law, to a SEP-IRA, Keogh or other


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retirement mechanism selected by you sufficient to provide the same level of retirement benefits you would have received if you had remained employed by the Company during such twelve (12) month period. The Company shall make up the difference in cash payments directly to you to the extent that applicable law would not permit it to make such contributions.

c) The Company shall have "Cause" for termination of your employment by reason of any breach of your agreement not to compete pursuant to Section 7 hereof, your committing an act materially adversely affecting the Company which constitutes wanton or willful misconduct, your conviction of a felony, or any material breach by you of this Agreement.

7.   AGREEMENT NOT TO COMPETE.

a) In consideration of your employment pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you covenant to and agree with the Company that, so long as you are employed by the Company under this Agreement and for a period of twelve
(12) months following the termination of such employment (but only if the Company has elected to enforce the restriction), you shall not, without the prior written consent of the Company, either for yourself or for any other person, firm or corporation, manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity which is engaged in providing Internet-related network or communications services competitive with the Internet-related network or communication services offered to customers by the Company as of the date of termination or within six
(6) months thereafter. The foregoing shall in no event restrict you from: (i) writing or teaching, whether on behalf of for-profit, or not-for-profit institution(s); (ii) investing (without participating in management or operation) in the securities of any private or publicly traded corporation or entity; or (iii) after termination of employment, becoming employed by a hardware, software or other vendor to the Company, provided that such vendor does not offer network or communication services that are competitive with the Internet-related network or communications services offered by the Company as of the date of termination of employment or within six (6) months thereafter.

b) You may request permission from the Company's Board of Director's to engage in activities which would otherwise be prohibited by Section 7(a). The Company shall respond to such request within thirty (30) days after receipt. The Company will notify you in writing if it becomes aware of any breach or threatened breach of any of the provisions in Section 7(a), and you shall have thirty (30) days after receipt of such notice in which to cure or prevent the breach, to the extent that you are able to do so. You and the Company acknowledge that any breach or threatened breach by you of any of the provisions in Section 7(a) above cannot be remedied by the recovery of damages, and agree that in the event of any such breach or threatened breach which is not cured with such thirty (30) day period, the Company may pursue injunctive relief for any such breach or threatened breach. If a court of competent jurisdiction determines that you breached any of such provisions, you shall not be entitled to any Termination Payments from and after date of the breach. In such event, you shall promptly repay any Termination Payments previously made plus interest thereon from the date of such payment(s) at twelve percent (12%) per annum. If, however, the Company has suspended making such Termination Payments and a court of competent jurisdiction finally determines that you did not breach such provision or determines such provision to be unenforceable as applied to your conduct, you shall be entitled to receive any suspended Termination Payment, plus interest thereon from the date when due at twelve percent (12%) per annum. The Company may elect (once) to continue paying the Termination Payments before a final decision has been made by the court.

8. INTELLECTUAL PROPERTY; OWNERSHIP OF WORK PRODUCT. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by you during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the


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Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. You automatically assign, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest you may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

9. NONDISCLOSURE AGREEMENT. You agree to sign the Company's Nondisclosure Agreement before commencing employment with PSINet Inc.

10.  TRANSFERABILITY.

a) As used in this Agreement, the term "Company" shall include any successor to all or part of the business or assets of the Company who shall assume and agree to perform this Agreement.

     This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

b) Except as provided under paragraph (a) of this Section 10, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

11. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If a court of competent jurisdiction determines that any particular provision of this Agreement is invalid or unenforceable, the court shall restrict the provision so as to be enforceable. However, if the provisions of Section 7 shall be restricted, a proportional reduction shall be made in the payments under Section 6.

12. ENTIRE AGREEMENT; WAIVERS. This letter Agreement, together with the Consulting Agreement dated January 13, 1999, contains the entire agreement of the parties concerning the subject matter hereof and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties.

13. NOTICES. Any notices, requests, instruction or other document to be given hereunder shall be in writing and shall be sent certified mail, return receipt requested, addressed to the party intended to be notified at the address of such party as set for at the head of this agreement or such other address as such party may designate in writing to the other.

14. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE SUBJECT TO, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THAT STATE.

15. COUNTERPARTS. This letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.


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     Please confirm your agreement with the foregoing by signing and returning one copy of this letter Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Sincerely,

PSINet Inc.

By:  /s/ Harold S. Wills
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     HAROLD S. WILLS
     PRESIDENT AND COO


Accepted and Agreed to as of April 19 ,1999:
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By:  /s/ Leroy M. Sloan
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     LEROY M. SLOAN


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